EXHIBIT 10.3

ADDENDUM TO PROMISSORY NOTE
(LIBOR PRICING ADJUSTMENTS)

THIS ADDENDUM is attached to and made a part of that certain promissory note executed by RENTRAK CORPORATION ("Borrower") and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), or order, dated as of December 1, 2014, in the principal amount of Fifteen Million Dollars ($15,000,000.00) (the "Note").

The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

(a)    Initial LIBOR Margin. The initial LIBOR margin applicable to this Note shall be as set forth in the "Interest" paragraph herein.

(b)    LIBOR Rate Adjustments. Bank shall adjust the LIBOR margin used to determine the rate of interest applicable to LIBOR options selected by Borrower under this Note on a quarterly basis, commencing with Borrower's fiscal quarter ending March 31, 2015, if required to reflect a change in Borrower's net income after taxes in accordance with the grid set forth below, as determined on a rolling 4-quarter basis using generally accepted accounting principles consistently applied and used consistently with prior practices:

Net Profit/Loss to	Applicable LIBOR Margin
Net Loss of greater than $5,000,000.00	2.00%

Net Profit of at least $0.00 but net loss less than $5,000,000.00	1.75%

Net Profit of $1.00 and greater	1.50%

Each such adjustment shall be effective on the first Business Day of Borrower's fiscal quarter following the quarter during which Bank receives and reviews Borrower's most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

RENTRAK CORPORATION

By:	/s/ David I Chemerow
David I. Chemerow, CFO, COO, and Secretary